As filed with the Securities and Exchange Commission on July 8, 2005

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOTAL S.A.
(Exact name of registrant as specified in its charter)

Republic of France	98-0227345

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2, place de la Coupole
La Défense 6
92400 Courbevoie
France
Phone: (011-33-1) 47.44.45.46
(Address of principal executive offices) (Zip code)

TOTAL S.A. 2004 STOCK OPTION PLAN

TOTAL S.A. 2003 STOCK OPTION PLAN

TOTAL S.A. 2002 STOCK OPTION PLAN
(Full Title of the Plans)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Shares, nominal value 10 euros per share	197,695	$189.69	$37,499,973.77

	199,135	158.51	31,564,490.58

	14,110	188.38	2,657,999.47

Total	410,940		71,722,463.82	$3,424.32

(1)	The maximum number of Shares which may be granted to U.S. persons under the following plans sponsored by TOTAL S.A. in the following order: 2004 Stock Option Plan, 2003 Stock Option Plan and 2002 Stock Option Plan. Previously, 154,940 Shares under the 2002 Stock Option Plan were registered with the Commission under the Form S-8 filed on March 14, 2003 (Registration No. 333-103815).

(2)	Pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, the maximum offering price is based on the exercise price of the options granted under each plan as follows: 2004 Stock Option Plan, €159.40 (U.S. $189.69); 2003 Stock Option Plan, €133.20 (U.S. $158.51); 2002 Stock Option Plan, €158.30 (U.S. $188.38). The proposed maximum offering price per share and the proposed maximum aggregate offering price have been converted into U.S. dollars based on an exchange rate of US $1.19 per €1.00, the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York on July 6, 2005.

(3)	As a result of an overpayment by TOTAL S.A. of the registration fee with respect to the Form S-8 (Registration No. 333-113747) with respect to the Total Holdings USA, Inc. 2004 Employee Shareholder Plan, TOTAL S.A. has a credit of $5,017.41 which has been applied to reduce the $8,441.73 registration fee for this registration statement to $3,424.32.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by TOTAL S.A., a corporation organized under the laws of the Republic of France (the “Corporation” or the “Registrant”), are incorporated herein by reference:

          (1)   The Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on April 20, 2005

          (2)   The Corporation’s Report on Form 6-K filed with the Commission on June 17, 2005; and

          (3)   The description of the Corporation’s common shares contained in the Corporation’s Amended Registration Statement on Form 8-A/A filed with the Commission on March 19, 2004.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement but prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4.   Description of Securities.

     Not applicable.

     Item 5.   Interest of Named Experts and Counsel.

     Not applicable.

     Item 6.   Indemnification of Directors and Officers.

     The Corporation maintains liability insurance for directors and officers including insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

     Item 7.   Exemption from Registration Claimed.

     Not applicable.

     Item 8.   Exhibits.

4.1	Statuts (charter and bylaws) of the Corporation (incorporated by reference to Exhibit 1 filed in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004).

*5.1	Opinion of Peter Herbel, General Counsel to the Corporation.

*23.1	Consent of Ernst & Young Audit concerning financial statements of Total S.A. as of and for the three years ended December 31, 2004.

*23.2	Consent of KPMG S.A. concerning financial statements of Total S.A. as of and for the three years ended December 31, 2004

*23.3	Consent of Peter Herbel, General Counsel to the Corporation (included in the opinion filed as Exhibit 5.1).

*24	Power of Attorney.

*	filed herewith.

     Item 9.   Undertakings.

     (a)   The undersigned Registrant hereby undertakes:

             (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

             (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on July 8, 2005.

TOTAL S.A.
By:	/s/ Charles Paris de Bollardière
Charles Paris de Bollardière
Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on July 8, 2005, by the following persons in the capacities indicated.

Signatures	Title

/s/ Thierry Desmarest* Thierry Desmarest	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Robert Castaigne* Robert Castaigne	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Dominique Bonsergent* Dominique Bonsergent	Chief Accounting Officer (Principal Accounting Officer)

/s/ Daniel Boeuf* Daniel Boeuf	Director

Daniel Bouton	Director

Bertrand Collomb	Director

Paul Desmarais Jr.	Director

/s/ Jacques Friedmann* Jacques Friedmann	Director

/s/ Bertrand Jacquillat* Professor Bertrand Jacquillat	Director

	Signatures	Title

	/s/ Antoine Jeancourt-Galignani* Antoine Jeancourt-Galignani	Director

	/s/ Anne Lauvergeon* Anne Lauvergeon	Director

	Lord Levine of Portsoken KBE	Director

	/s/ Maurice Lippens* Maurice Lippens	Director

	Michel Pébereau	Director

	/s/ Thierry de Rudder* Thierry de Rudder	Director

	/s/ Jürgen Sarrazin* Jürgen Sarrazin	Director

	/s/ Serge Tchuruk* Serge Tchuruk	Director

	/s/ Pierre Vaillaud* Pierre Vaillaud	Director

	/s/ Robert Hammond* Robert O. Hammond	Authorized Representative of the United States

*By:	/s/ Charles Paris de Bollardière
Charles Paris de Bollardière Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Statuts (charter and bylaws) of the Corporation (incorporated by reference to Exhibit 1 filed in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004).

*5.1	Opinion of Peter Herbel, General Counsel to the Corporation.

*23.1	Consent of Ernst & Young Audit

*23.2	Consent of KPMG S.A.

*23.3	Consent of Peter Herbel, General Counsel to the Corporation (included in the opinion filed as Exhibit 5.1).

*24	Power of Attorney.

*	filed herewith.